EXHIBIT 5.1


                            Baer Marks & Upham LLP
                               805 Third Avenue
                           New York, New York 10022
                          Telephone: (212) 702-5700
                          Facsimile: (212) 702-5941

June 11, 1996

Tyco Toys, Inc.
6000 Midlantic Drive
Mt. Laurel, New Jersey 08054

Re: Legality Opinion

Ladies and Gentlemen:

   Tyco Toys, Inc., a Delaware corporation (the "Company"), has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act 1933, as amended (the "Act") relating to the registration of: (i) 16,100,000 Depositary Shares (the "Depositary Shares"), each Depositary Share representing one-twentieth of a share of Series C Mandatorily Convertible Preferred Stock, $0.10 par value per share (the "Preferred Stock") of the Company, (ii) 805,000 shares of Preferred Stock and (iii) 17,887,100 shares of Common Stock, $0.10 par value (the "Common Stock"), of the Company to be issued upon conversion of the Preferred Stock. The Depositary Shares will be represented by depositary receipts (the "Depositary Receipts") to be issued pursuant to a Deposit Agreement (the "Deposit Agreement") between the Company and Midlantic Bank N.A. (the "Depositary").

   We have acted as special counsel to the Company in connection with the preparation of the Registration Statement. In so acting, we have examined copies of the Company's Amended and Restated Certificate of Incorporation, the Company's By-laws, resolutions adopted by the Company's Board of Directors, the form of Deposit Agreement and form of Certificate of Designations, Preferences, Rights and Limitations of the Preferred Stock (the "Certificate of Designations"), certificate of officers of the Company and public officials, and such other documents as we deemed relevant.

   Based on and subject to the foregoing and subject further to the assumptions, exceptions and qualifications stated below, we are of the opinion that:

   1. Assuming the due authorization, execution and delivery of the Deposit Agreement by the Company and the Depositary, each Depositary Share, when issued in accordance with the Deposit Agreement against the deposit of the shares of Preferred Stock, will represent one-twentieth of a validly issued, fully paid and nonassessable share of Preferred Stock and assuming the due execution and delivery of the Depositary Receipts by the Depositary pursuant to the Deposit Agreement and upon payment for and delivery of the Depositary Shares as contemplated by the Registration Statement, the Depositary Receipts will entitle the holders thereof to the benefits provided therein and in the Deposit Agreement.

   2. When the Preferred Stock is authorized for issuance by the Board of Directors of the Company (the "Board of Directors"), the Certificate of Designations is filed with the Secretary of State of the State of Delaware in accordance with Section 103 of the Delaware General Corporation Law and the Preferred Stock issued and delivered in accordance with the terms of the Deposit Agreement, the Preferred Stock is will have been duly authorized, validly issued, fully paid and nonassessable.

   3. The Common Stock issuable upon conversion of the Preferred Stock, when duly reserved for issuance by the Board of Directors upon conversion of such Preferred Stock, will have been duly authorized, validly issued, fully paid and nonassessable.

   The opinions expressed above are subject to the following assumptions, exceptions and qualifications.

   We have assumed that (a) information contained in documents reviewed by us is true and correct, (b) signatures on documents reviewed by us are genuine,
(c) documents submitted to us as originals are true and complete, (d) documents submitted as copies are true and complete copies of the originals thereof, (e) each natural person signing any document reviewed by us had the legal capacity to do so and (f) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity.

   We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving this consent, this firm does not thereby admit that it comes within the category of persons whose consent is required under the provisions of the Act or the rules and regulations of the Commission promulgated thereunder.
                                               Very truly yours,
JMH:IWD